Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: July 8, 2016

Contact:	Kevin McPhaill, President, CEO
Mike Olague, EVP Chief Banking Officer
(559) 782-4900 or (888) 454-BANK
NASDAQ
Symbol:	BSRR
Website:	www.sierrabancorp.com
www.bankofthesierra.com

Sierra Bancorp Completes Acquisition of Coast Bancorp of

San Luis Obispo County

Porterville, CA - Sierra Bancorp (NASDAQ: BSRR), the holding company of Bank of the Sierra, announced today the completion of its acquisition of Coast Bancorp (OTC: CTBP) of San Luis Obispo County, California through the merger of Coast Bancorp with and into Sierra Bancorp. Pursuant to the terms of the acquisition agreement dated January 4, 2016, Coast Bancorp shareholders received aggregate merger consideration of approximately $13.5 million, payable $3.3 million in cash with the balance payable in shares of the common stock of Sierra Bancorp. Immediately following the acquisition, Coast Bancorp’s wholly-owned subsidiary, Coast National Bank, was merged into Sierra Bancorp’s wholly-owned subsidiary, Bank of the Sierra. Bank of the Sierra now has close to $2 billion in assets and operates 33 full-service branches, as well as a loan production office, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

Bank of the Sierra President and Chief Executive Officer Kevin McPhaill said, “We are pleased to see the successful completion of the acquisition. Thanks to the diligent work of both teams, the closing of the acquisition went smoothly, and we are excited to welcome the employees and customers of Coast to the Bank of the Sierra family and to offer our products and services to this robust market.”

Advisors

Sierra Bancorp was advised in the transaction by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor and King, Holmes, Paterno & Soriano, LLP as legal counsel. Coast Bancorp was advised in the transaction by FIG Partners, LLC, as financial advisor and Stuart | Moore as legal counsel. Coast Bancorp received a fairness opinion from the Vining Sparks Community Bank Advisory Group.

About Sierra Bancorp & Bank of the Sierra

Sierra Bancorp (NASDAQ: BSRR) is a publicly-traded company with approximately $2 billion in assets. Headquartered in Porterville, California, the company operates primarily through Bank of the Sierra (the Bank). The Bank is a multi-community financial institution that offers a full range of retail and commercial banking services, primarily in the central and southern sections of the San Joaquin Valley. The Bank specializes in agricultural lending and works with many of the businesses in that region. Since opening for business in January 1978, the Bank has grown to be the largest independent bank headquartered in the South San Joaquin Valley. More information about Sierra Bancorp and Bank of the Sierra can be found at the following websites:

www.sierrabancorp.com

www.bankofthesierra.com.

Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Sierra Bancorp intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material effect on the operations and future prospects of Sierra Bancorp include but are not limited to: the businesses of Sierra Bancorp and/or Coast Bancorp may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and other risk factors detailed from time to time. Sierra Bancorp undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.